                                       --------------------------------------
FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:                   PENDING
                                         Estimated average burden
                                         hours per response ........... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Angelson              Mark                    A.
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   (Last)               (First)              (Middle)

   C/o Moore Corporation Limited
   One Canterbury Green, 6th Floor
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                        (Street)

   Stamford,              CT                  06901
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   12/28/2001
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name AND Ticker or Trading Symbol


   Moore Corporation Limited (MCL)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

   Chairman of the Board and Director
   -----------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)

1/7/2002***

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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
--------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
                                                                          (Over)
                                                                 SEC 1473 (3-99)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
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

Explanation of Responses:

***The original Form 3 that this Amendment amends was filed via EDGAR with the SEC on 1/7/2002 without the required signature. The original Form 3 includes all required transactional information. The purpose of this Amendment is to provide the required signature. An original signed copy of the Form 3, dated 1/7/2002, is on file at the offices of Moore Corporation Limited, One Canterbury Green, 6th Floor, Stamford, CT 06901.

              /s/ Mark A. Angelson                           January 8, 2002
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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